                                                             Execution Copy


                            FIRST SUPPLEMENTAL
                                 INDENTURE

                                  Between


                        THE INDUSTRIAL DEVELOPMENT
                           AUTHORITY OF THE CITY
                         OF KANSAS CITY, MISSOURI

                                    and

               BOATMEN'S FIRST NATIONAL BANK OF KANSAS CITY,
                         AS SUCCESSOR IN INTEREST

                                    for

                            THE MERCHANTS BANK,
                                as Trustee

                                Relating to

                                $13,650,000
                     MULTIFAMILY HOUSING REVENUE BONDS
                              Series of 1986
                            (The Lakes Project)

                       FIRST SUPPLEMENTAL INDENTURE

          THIS FIRST SUPPLEMENTAL INDENTURE, dated as of January __, 1994, is by and between THE INDUSTRIAL DEVELOPMENT AUTHORITY OF THE CITY OF KANSAS CITY, MISSOURI, a Missouri Industrial Development corporation organized under the laws of the State of Missouri (the "Issuer"), and BOATMEN'S FIRST NATIONAL BANK OF KANSAS CITY, as SUCCESSOR IN INTEREST for THE MERCHANTS BANK, as Trustee (the "Trustee").

                                 Recitals
          In order to provide financing for a multifamily rental housing development known as The Lakes Apartments (the "Project"), which was to have been developed by Kansas City Ltd., a Missouri Limited Partnership ("Apartments"), the Issuer authorized the issuance pursuant to the Indenture, dated as of December 1, 1986, by and between the Issuer and the Trustee, to which this is supplemental (the "Indenture"), of $13,650,000 aggregate principal amount of its Multifamily Housing Revenue Bonds Series of 1986 (The Lakes Project) (the "Bonds"). The Bonds were issued pursuant to Chapter 349, R.S. Mo. 1978, as amended (collectively the "Law").

          The Bonds were issued and sold on December 24, 1986 to Summit Tax Exempt L.P. II, a Delaware limited partnership (the "Partnership" or the "Owner"). The Owner continues to own the Bonds. The Owner has approved of and consented to this First Supplemental Indenture.

          The proceeds of the Bonds were used to provide funds to make a mortgage loan in the principal amount of $13,650,000 (the "Mortgage Loan") to Apartments pursuant to a Loan Agreement between Apartments and the Issuer (the "Loan Agreement"). The Mortgage Loan is evidenced by a promissory note (the "Note") and secured by a Deed of Trust on the Project (the "Mortgage").

          The Project has been completed. The Initial Period ended on February 1, 1989; the Second Period ended on July 25, 1990; and the Third Period commenced on July 26, 1990. Ownership of the Project was transferred from Apartments to Lakes Project Investors, Inc., which assumed the Mortgage Loan ("Borrower").

          Borrower and Owner wish to revise the terms of the Bonds as provided herein.

          All things necessary to constitute this First Supplemental Indenture a valid and binding amendment to the Indenture have been done and performed, and the execution and delivery of this First Supplemental Indenture have in all respects been duly authorized.

          NOW, THEREFORE, the Issuer and the Trustee, in consideration of the premises, hereby agree as follows.

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                                 ARTICLE I

                       DEFINITIONS AND CONSTRUCTION

          Section 1.01. Definitions. As used in this First Supplemental Indenture and the Indenture, unless the context otherwise shall require, capitalized terms shall have the meanings ascribed to them in the Indenture, except that, for purposes of the Indenture and the Bonds from and after the Effective Date, the following terms shall have the meanings ascribed to them herein and in the event of conflict with defined terms in the Indenture, the defined terms herein shall prevail for all purposes of this First Supplemental Indenture and the Indenture, as amended hereby.

          "Bond Payment Date" means each date on which principal or redemption price or interest shall be payable on any of the Bonds according to their respective terms (including without limitation each payment date specified in paragraph (e) of
Section 3.06 hereof, maturity date, date due by acceleration or redemption date) so long as any Bonds are Outstanding.

          "Borrower" means Lakes Project Investors, Inc. or its successors and assigns as owner of the Project.

          "Borrower's Equity Return" means an amount equal to an internal rate of return of 14% per annum on a notional principal amount of $800,000, i.e., a return to the Borrower of $800,000 plus a yield on $800,000 of 14% per annum from the Effective Date to but not including the Borrower's Equity Return Satisfaction Date, calculated as if interest were not paid until the Borrower's Equity Return Satisfaction Date and unpaid interest were compounded annually at a rate of 14% per annum.

          "Borrower's Equity Return Satisfaction Amount" means as of any date of measurement an amount which, together with (x) all Net Cash Flow minus the payment of interest on the Bonds on the basis of Net Cash Flow between the Effective Date and such date (inclusive) and (y) all Net Sale or Refinancing Proceeds minus all interest paid on the Bonds on the basis of Net Sale or Refinancing Proceeds between the Effective Date and such date (inclusive), will equal the Borrower's Equity Return.

          "Borrower's Equity Return Satisfaction Date" means the first payment date for interest specified in any of paragraphs 1, 2 or 3 of Section 3.06(e) as of which the total of (x) and (y) equals the Borrower's Equity Return, where (x) equals all Net Cash Flow minus all interest paid on the basis of Net Cash Flow between the Effective Date and the payment date (inclusive) and
(y) equals all Net Sale or Refinancing Proceeds minus all interest paid on the Bonds on the basis of Net Sale or Refinancing Proceeds between the Effective Date and the payment date (inclusive).

          "Borrower's Priority Return" means, on any payment date specified in paragraph (e)(2) of Section 3.06, the total of (x) and (y) where (x) equals $112,000 for the current calendar year (pro rated for partial years on a daily basis) and (y) equals the amount by which Net Cash Flow in each previous calendar year (pro rated for partial years on a daily basis) from and after the Effective Date did not at least equal $112,000 after subtracting from Net Cash Flow any Primary Contingent Interest or Primary Deferred Interest paid from or on the basis of Net Cash Flow during such year (or portion thereof).

          "Cash Flow" means all cash receipts from the operations of the Project, including investment income on any reserves held by the Project (but excluding tenant security deposits, income thereon and interest earned on the Replacement Reserve Fund).

          "Contingent Interest" means Primary Contingent
Interest, Supplemental Contingent Interest and Deferred Interest.

          "Deferred Interest" means Primary Deferred Interest and
Supplemental Deferred Interest.

          "Disposition Factor" means, with respect to a Sale of the Project, (a) in the case of an interest in the Project, the percentage of interest in the Project sold, transferred or otherwise disposed of or (b) in the case of an interest in an entity which owns an interest in the Project, the product of the percentage of interest in such entity (the "Transferred Entity") that is being sold, transferred or otherwise disposed of times the percentage of interest that such entity owns in the Project. If the Transferred Entity does not own an interest in the Project, but owns an interest in another entity which owns an interest in the Project (the "Ownership Entity"), then for purposes of clause (b) of this definition the Transferred Entity shall be deemed to own an interest in the Project that is equal to the product of the percentage of interest which the Transferred Entity owns in the Ownership Entity times the percentage of interest which the Ownership Entity owns in the Project. If the Transferred Entity does not own an interest directly in the Ownership Entity, but does own an interest indirectly in the Ownership Entity through one or more other entities, then the percentage of interest which the Transferred Entity owns in the Ownership Entity shall be the result of applying the calculation set forth in the preceding sentence to the ownership relationships of the entities through which the Transferred Entity owns an interest in the Ownership Entity.

          "Effective Date" means January __, 1994, the date as of which the First Supplemental Indenture is effective in accordance with Section 6.01.

          "Event of Sale or Refinancing" means the event or occurrence which is or gives rise to a Sale of the Project or Refinancing of the Project including the last event or occurrence among a number or series of events or occurrences, if that be the case.

          "Excess Super Priority Deferred Interest" means Excess
Super Priority Deferred Interest as defined in Section
3.06(c)(3).

          "Final Payment Date" shall mean the Maturity Date or earlier due date for all Outstanding Bonds by acceleration, redemption or otherwise.

          "Initial Period" means the period of time from the date of initial issuance and delivery of the Bonds through the Project
Completion Date, February 1, 1989.

          "Interest Payment Date" means (i) with respect to the payment of Base Interest, the first day of each month, commencing with February 1, 1994 or the next Business Day if such day is not a Business Day; and (ii) with respect to the payment of any Contingent Interest or any Deferred Interest, the first day of each January, April, July and October, respectively, commencing with April 1, 1994 or the Next Business Day if such day is not a Business Day.

          "Make-Up Contingent Interest" means Make-Up Contingent
Interest as defined in Section 3.06(c)(1).

          "Maximum Primary Contingent Interest" means, on any payment date for Contingent Interest and Deferred Interest specified in paragraph (e) of Section 3.06 hereof, the product of the Primary Contingent Interest Rate and the aggregate principal amount of the Bonds times a fraction, the numerator of which is the number of days since the last payment date during the Third Period for Contingent Interest and Deferred Interest (or the Effective Date if there has occurred no such previous payment date since the Effective Date) and the denominator of which is 365.

          "Maximum Supplemental Contingent Interest" means, on any payment date for Contingent Interest and Deferred Interest specified in paragraph (e) of Section 3.06 hereof, the product of the Supplemental Contingent Interest Rate and the aggregate principal amount of the Bonds times a fraction, the numerator of which is the number of days since the last payment date during the Third Period for Contingent Interest and Deferred Interest (or the Effective Date if there has occurred no such previous payment date since the Effective Date) and the denominator of which is 365.

          "Net Cash Flow" means the Cash Flow remaining after subtracting the payment of Operating Expenses of the Project and the deposit in the Replacement Reserve Fund specified in the Loan
Agreement.

          "Net Cash Flow Change Date" means the first payment date for interest specified in any of paragraphs 1, 2 or 3 of
Section 3.06(e) as of which all Net Cash Flow minus all interest paid on the basis of Net Cash Flow between the Effective Date and the payment date (inclusive) equals $800,000 plus $112,000 for each calendar year (pro rated for partial years on a daily basis) from and after the Effective Date, to and including the payment date.

          "Net Sale or Refinancing Proceeds" means the amount remaining from the Sale or Refinancing Proceeds (if a positive number) after deducting the Cost Basis (except in the case of a Refinancing of the Project described in clause (iii) of the definition thereof, in which case there shall be no deduction). The "Cost Basis" for purposes of this definition (except as provided in the ensuing sentence) shall mean (i) for the Borrower named herein as of the Effective Date the amount of $14,370,000 and (ii) for each other Borrower thereafter, the sum of (a) the principal amount of Bonds Outstanding at the time such Borrower acquired the Project and (b) all amounts in addition to such principal amount of the Bonds included in the Sale or Refinancing Proceeds arising out of the acquisition of the Project by such Borrower.

          Notwithstanding the preceding sentence, in the context of a Sale of the Project, "Cost Basis" shall be modified by multiplying the amount determined according to the preceding sentence by a fraction, the numerator of which is the Disposition Factor (treated as a whole number and not a percentage) for the sale, transfer or other disposition in question and the denominator of which is 100.

          "Notice Address" means for the Issuer, 20 East 5th
Street, Suite 200, Kansas City, Missouri 64106; for the Borrower,
7301 N.W. Donovan Drive, Kansas City, Missouri 64153; for the
Trustee, 920 Main Street, Kansas City, Missouri 64105.

          "Operating Expenses" means the reasonable and customary costs and expenses directly attributable to operating the Project, including without limitation the costs and expenses of taxes (which shall not be reduced by any Property Tax Adjustment), assessments, wages and benefits, utilities, management (including those paid to Borrower or an affiliate of Borrower acting as Project Manager equal to 5% per annum of gross collected income at the Project), marketing, pest control, insurance premiums, surety bonds, maintenance, repairs and security, but not, any costs or expenses that could be capitalized for federal income tax purposes. Operating Expenses shall not include any allowance for depreciation or any principal payments on the Borrower Note or any other debt obligation; Operating Expenses shall include interest paid on the Borrower
Note in order to pay Base Interest. Operating Expenses shall include all costs incurred by the Borrower in converting the Project to condominium ownership. Except as aforesaid, Operating Expenses shall not include any interest on borrowed or unpaid funds other than interest on any secondary financing secured by a lien on the Project in conformity with the Mortgage after excluding the amount of such interest that accrued on the portion of such secondary financing that was (i) retained by the Borrower, (ii) not paid as Contingent Interest on the Bonds and
(iii) not applied as an expenditure on the Project and included in the Borrower's capital base in the Project for tax purposes.

          "Primary Contingent Interest" means Primary Contingent
Interest as defined in Section 3.06(c)(1).

          "Primary Contingent Interest Rate" means a per annum interest rate on the Bonds from and after the Effective Date during the Third Period of 0.37% per annum.

          "Primary Deferred Interest" means Primary Deferred
Interest as defined in Section 3.06(c)(1).

          "Project Completion Date" or "Completion Date" means
February 1, 1989, the actual completion date of the Project established pursuant to the Loan Agreement.

          "Proposed Refinancing" means Proposed Refinancing as defined in Section 4.01(j).

          "Refinancing of the Project" means (i) any redemption of the Bonds in whole (or the requirement that the Bonds be redeemed in whole)(including such a redemption or requirement pursuant to a Sale of the Project described in clause (ii) of the definition thereof, but excluding such a redemption or requirement pursuant to a Sale of the Project described in clause
(i) of the definition thereof), (ii) Reserved, (iii) a secondary financing of the Project in which the Project is further encumbered to secure the financing and not all of the net proceeds of which are applied to finance replacements, repairs or improvements to the Project or (iv) a payment in full of the Bonds upon maturity, acceleration or otherwise on or before the Maturity Date (including such a payment or requirement that is a redemption or requirement for redemption pursuant to a Sale of the Project described in clause (ii) of the definition thereof but excluding such a payment or requirement that is a redemption or requirement for redemption pursuant to a Sale of the Project described in clause (i) of the definition thereof).

          "Related Person or Entity" means any of the following persons or entities:

          (a) Gordon J. Peterson Jr., his wife and any of their children or trusts of which they and no others are beneficiaries (other than contingent remaindermen, if any); and

          (b) J.A. Peterson Enterprises, Inc. or any wholly owned subsidiary thereof or entity under common control therewith.

          "Sale of the Project" means (i) a sale, transfer or other disposition of more than a 15% interest in the Project in any one transaction or more than one transaction occurring within any three year period (aggregating all dispositions during any such period for purposes of calculation), or (ii) a sale, transfer or other disposition of more than a 50% interest in the entity or entities which own, directly or indirectly, more than a 50% interest in the Project within any three year period (including, when measured for purposes of a "Sale" of the Project by a Borrower, the three year period immediately prior to acquisition of the Project by such Borrower) to one or more persons or entities acting in concert (aggregating all dispositions during any such period for purposes of calculation). There shall be excluded, however from clauses (i) and (ii) of the preceding sentence, however, any transfer to a Related Person or Entity for no consideration or for consideration that is not in excess of nominal consideration and from clause (ii) of the preceding sentence a transfer on account of death without consideration. Indirect ownership by an entity or entities of an interest in the Project shall be measured by multiplying the percentage of interest such entity or entities own in the entity or entities that own directly an interest in the Project times the percentage of interest in the Project so owned directly. For purposes of this definition, an interest in the Project or an entity or entities shall include, without limitation, an interest representing legal ownership, an equitable interest or an economic interest.

          "Sale or Refinancing Proceeds" means (A) in the event of a Sale of the Project described in clause (i) of the definition thereof, the actual sales price (including any debt financed by the Bonds that is assumed by a new Borrower or to which a new Borrower's interest in the Project is subject and any purchase money debt extended by the selling Borrower to the new Borrower) and any other consideration to be paid (net of all customary and reasonable costs), plus the balance on deposit in the Replacement Reserve Fund if the Bonds are redeemed pursuant to Section 4.01(f) hereof, and in the event of a Sale of the Project described in clause (ii) of the definition thereof, there shall be no sale proceeds or (B) in the event of a Refinancing of the Project, the fair market value of the Project as determined in accordance with Section 3.06(g) hereof, plus the balance on deposit in the Replacement Reserve Fund, except if the Refinancing of the Project is described in clause (iii) of the definition thereof, in which case the Refinancing Proceeds shall be the net amount of the secondary financing (after deducting all expenses incurred in obtaining such financing) not applied to finance repairs, replacements or improvements to the Project.

          "Second Period" means the period of time commencing
March 1, 1989, the day following the last day of the Initial
Period through July 25, 1990, the date 540 days later.

          "Super Priority Deferred Interest" means so much of Deferred Interest (and any Maximum Primary Contingent Interest, Make-Up Contingent Interest and Maximum Supplemental Interest that is Unpaid But Not Deferred, but without duplication) as is equal to an amount which, together with all interest paid on the Bonds from and after the Effective Date to and including the date on which Super Priority Deferred Interest is then payable, will produce a simple (with no compounded interest) annual return of 8.0% on the principal amount of the Bonds Outstanding from time to time during that period of time.

          "Supplemental Contingent Interest" means Supplemental
Contingent Interest as defined in Section 3.06(c)(2).

          "Supplemental Contingent Interest Rate" means a per annum interest rate on the Bonds from and after the Effective
Date during the Third Period of 10.76%.

          "Supplemental Deferred Interest" means Supplemental
Deferred Interest as defined in Section 3.06(c)(2).

          "Third Period" means the period of time commencing with July 26, 1990, the day following the last day of the Second
Period, to (but not including) the Final Payment Date.

          "Unpaid But Not Deferred" means, with respect to Maximum Primary Contingent Interest, Make-Up Contingent Interest and Maximum Supplemental Contingent Interest but excluding Deferred Interest, on any payment date for interest on the Bonds that is payable on the basis of Net Sale or Refinancing Proceeds the amount of Maximum Primary Contingent Interest, Make-Up Contingent Interest or Maximum Supplemental Contingent Interest, as the case may be, measured as of such payment date that is not paid on the basis of Net Cash Flow on the payment date.


                                ARTICLE II
                  AMENDMENTS TO ARTICLE III OF INDENTURE

          Section 2.01.  Amendments.  Those subsections of
Article III of the Indenture set forth below in this Section 2.01 are hereby amended to read in their entirety from and after the Effective Date as follows.

          Section 3.06.  Interest on the Bonds.

          (a) General. Subject to Section 3.13, the Bonds shall bear interest as provided in Section 3.06(b) through (g) until the Final Payment Date.

          (b) Base Interest. From and after the Effective Date, the Bonds shall bear interest calculated and payable as follows (which shall be referred to herein as "Base
     Interest"):

               (1) The Bonds shall bear Base Interest at the rate of 4.87% per annum from and after the Effective Date, payable on each payment date specified in paragraph (e)(1) of this Section 3.06; provided that the amount of Base Interest so payable shall be subject to reduction monthly by the Property Tax Adjustment (defined below in paragraph (b)(2) and allocated ratably over twelve separate months in each calendar year to the maximum extent practicable based upon Borrower's good faith estimate (for any calendar year not to exceed property taxes on the Project for the immediately preceding calendar year by more than 5% unless a higher amount of property taxes for the current calendar year is actually known) and subject to reconciliation at the end of each calendar based upon the actual facts for such year, with overpayment of Base Interest refundable to the Borrower and underpayment payable to the Owner) as certified in writing to the Trustee by the Borrower from time to time.

               (2)  For purposes of adjusting Base Interest
          payable from and after the Effective Date, and subject to the second ensuing sentence, Property Tax Adjustment shall mean the amount by which (x) exceeds (y). For this purpose: (x) shall equal the amount by which the annual real property taxes on the Project shall have increased over the Property Tax Base ("Property Taxes"); "Property Tax Base" shall mean the amount of such taxes for the year ended December 31, 1992; and
          (y) shall equal the amount of a 3% cumulative annual increase in Property Taxes over the Property Tax Base. Notwithstanding the foregoing, in no event shall the Property Tax Adjustment exceed $50,000 in any one twelve month period ending on December 31 in each year (except that this limit shall be $30,000 for the twelve months ended December 31, 1994).

     Base Interest shall be calculated on the basis of a year of 365 days, actual days elapsed.

          (c) Contingent Interest. Subject to Section 4.01 of the First Supplemental Indenture, from and after the Effective Date, the Bonds shall bear contingent interest calculated and payable exclusively on the basis and to the extent of Net Cash Flow and Net Sale or Refinancing Proceeds as herein provided, and not otherwise if there is no Net Cash Flow and there are no Net Sale or Refinancing Proceeds, as follows:

               (1) Primary Contingent Interest on the Basis of Net Cash Flow. During each calendar year, or part thereof, from and after the Effective Date, the Bonds shall bear contingent interest at an annual rate equal to the Primary Contingent Interest Rate payable (A) solely on the basis and to the extent of 100% of Net Cash Flow for each such year or part thereof or (B) to the extent not so paid, then (as part of Super Priority Deferred Interest) solely on the basis and to the extent of Net Sale or Refinancing Proceeds as described in paragraph (c)(4) of this Section 3.06.

               Contingent Interest equal to Maximum Primary
          Contingent Interest (together with the amount of any Property Tax Adjustment taken as a reduction in Base Interest for the calendar quarter ended during the period for which Maximum Primary Contingent Interest is then being calculated and not previously taken into account as Primary Contingent Interest or Primary Deferred Interest, which amount is referred to as "Make-Up Contingent Interest") shall be payable on the Bonds on each payment date specified in paragraph
          (e)(2) of this Section 3.06 solely on the basis and to the extent of 100% of Net Cash Flow, measured for purposes of such payment and subject to the adjustments and reconciliation as specified in paragraph (f) of this Section 3.06. If 100% of Net Cash Flow is insufficient, then there shall be payable the maximum amount possible to the extent of 100% of Net Cash Flow (which amount is referred to as the "Primary Contingent Interest").

               The amount by which the sum of Maximum Primary Contingent Interest and Make-Up Contingent Interest exceed Primary Contingent Interest for any calculation period in any calendar year shall be deferred without interest until paid (such difference is referred to collectively together with all such amounts previously deferred and remaining unpaid as "Primary Deferred Interest") and shall thereafter be payable on the earliest possible payment dates specified in paragraph
          (e)(2) of this Section 3.06 solely from and to the extent of 100% of Net Cash Flow after deducting any Primary Contingent Interest then due, measured for purposes of such payment and subject to the adjustments and reconciliation as specified in paragraph (f) of this Section 3.06. Net Cash Flow shall be applied to such payments of any Primary Contingent Interest prior to the payment of Primary Deferred Interest.

               To the extent that all Primary Deferred Interest, any Maximum Primary Contingent Interest that is Unpaid But Not Deferred and any Make-Up Contingent Interest that is Unpaid But Not Deferred are not paid on the basis of Net Cash Flow on a payment date specified in paragraph (e)(2)(iii) of this Section 3.06, they shall be payable (if not sooner paid) as part of Super Priority Deferred Interest solely on the basis of Net Sale or Refinancing Proceeds in accordance with Section 3.06(c)(4).

               (2) Supplemental Contingent Interest on the Basis of Net Cash Flow. During each calendar year, or part thereof, from and after the Effective Date, the Bonds shall bear contingent interest at an annual rate equal to the Supplemental Contingent Interest Rate payable solely on the basis and to the extent of 35% (50% from and after the Net Cash Flow Change Date) of so much of Net Cash Flow for each such year, or part thereof, as remains after reducing Net Cash Flow by the total of
          (x) the Borrower's Priority Return at such time and (y) any payment of Primary Contingent Interest or Primary Deferred Interest as specified above in paragraph
          (c)(1).

               Contingent Interest equal to Maximum Supplemental Contingent Interest shall be payable on the Bonds on each payment date specified in paragraph (e)(2) of this
          Section 3.06 solely on the basis and to the extent of 35% (50% from and after the Net Cash Flow Change Date) of so much of the Net Cash Flow as remains after reducing Net Cash Flow by the total of (x) the Borrower's Priority Return at such time and (y) any payment of Primary Contingent Interest or Primary Deferred Interest as specified above in paragraph
          (c)(1), measured for purposes of such payment and subject to the adjustments and reconciliation as specified in paragraph (f) of this Section 3.06. If 35% (50% from and after the Net Cash Flow Change Date) of Net Cash Flow after such reduction is insufficient to pay the Maximum Supplemental Contingent Interest payable on any payment date specified in paragraph
          (e)(2) of this Section 3.06, then there shall be payable the maximum amount possible solely on the basis of and to the extent of 35% (50% from and after the Net Cash Flow Change Date) of Net Cash Flow after such reduction (which amount is referred to as the "Supplemental Contingent Interest").

               The amount by which Maximum Supplemental
          Contingent Interest exceeds Supplemental Contingent Interest for any calculation period in each year shall be deferred without interest (such difference being referred to collectively with all such amounts previously deferred and remaining unpaid as "Supplemental Deferred Interest"). Supplemental Deferred Interest and any Maximum Supplemental Contingent Interest that is Unpaid But Not Deferred shall be payable in accordance with Section 3.06(c)(4) as part of Super Priority Deferred Interest and otherwise in accordance with Section 3.06(c)(5).

               (3) Super Priority Deferred Interest on the Basis of Net Sale or Refinancing Proceeds. Unpaid Super Priority Deferred Interest shall be payable solely on the basis and to the extent of 50% of the balance of Net Sale or Refinancing Proceeds remaining after reducing such amount by the Borrower's Equity Return Satisfaction Amount on the earliest possible payment dates specified in paragraph (e)(3) of this Section 3.06.

               If the Disposition Factor for the Event of Sale or Refinancing giving rise to Net Sale or Refinancing Proceeds is less than 100, then Net Sale or Refinancing Proceeds shall be reduced in such instance by only so much of the Borrower's Equity Return Satisfaction Amount as equals, as a percentage, such Disposition Factor.

               Super Priority Deferred Interest paid on such basis shall be credited first against all unpaid Primary Deferred Interest, any Maximum Primary Contingent Interest that is Unpaid But Not Deferred and any Make-Up Contingent Interest that is Unpaid But Not Deferred and second, to the extent the Super Priority Deferred Interest so paid exceeds such Primary Deferred Interest, any Maximum Primary Contingent Interest that is Unpaid But Not Deferred and any Make-Up Contingent Interest that is Unpaid But Not Deferred, against all unpaid Supplemental Deferred Interest and any Maximum Supplemental Contingent Interest that is Unpaid But Not Deferred (the amount of such excess being referred to as "Excess Super Priority Deferred Interest").

               (4) Supplemental Deferred Interest on the Basis of Net Sale or Refinancing Proceeds. After reduction of Supplemental Deferred Interest and any Maximum Supplemental Contingent Interest that is Unpaid But Not Deferred by credit for the amount of any Excess Super Priority Deferred Interest then paid and not previously taken as a credit against Supplemental Deferred Interest, the remaining unpaid amount of Supplemental Deferred Interest and such Maximum Supplemental Contingent Interest shall be payable solely on the basis of and to the extent of 35% of the excess of Net Sale or Refinancing Proceeds over the sum of (x) the Super Priority Deferred Interest then paid on account of the same event of Sale or Refinancing, (y) the Borrower's Equity Return Satisfaction Amount and
          (z) any Contingent Interest or Deferred Interest previously paid on the Bonds on the basis of Net Sale or Refinancing Proceeds arising out of an earlier Event of Sale or Refinancing that occurred while the Project was owned by the then current Borrower, on the earliest possible payment dates specified in paragraph (e)(3) of this Section 3.06.

          (d)  Reserved.

          (e) Payment Dates for Interest. The interest payable on the Bonds as provided above in this Section 3.06 shall be payable in arrears on the following dates:

               (1) Base Interest shall be payable (i) on each Interest Payment Date for Base Interest, (ii) on the Final Payment Date and (iii) on each redemption date (but only with respect to the Bonds redeemed).

               (2) Contingent Interest payable on the basis of Net Cash Flow shall be payable (i) on each Interest Payment Date for Contingent Interest and Deferred Interest to and including the Final Payment Date,
          (ii) on each redemption date (but only with respect to the Bonds redeemed), (iii) on each date on which Contingent Interest and Deferred Interest is payable from Net Sale or Refinancing Proceeds (as provided in paragraph (e)(3) below) and (iv) on the Final Payment Date.

               (3) Contingent Interest and Deferred Interest payable on the basis of Net Sale or Refinancing Proceeds shall be payable on the next Interest Payment Date for any interest succeeding by at least 30 days the date of the Event of Sale or Refinancing relating to the Sale of the Project or Refinancing of the Project which has occurred, except in the case of:

                    (x)  a Refinancing of the Project described
               in clause (i) or (iv) of the definition thereof, in which case it shall be payable on the redemption date or payment date specified therein, as the case may be or

                    (y)  a Sale of the Project described in
               clause (i) of the definition thereof resulting in a call of the Bonds for redemption pursuant to
               Section 4.01(f) hereof, in which case it shall be payable on the redemption date.

          (f)  Calculation of Net Cash Flow.

               (1) (i) No later than thirty days before each payment date for Contingent Interest specified in paragraph (e)(2) of Section 3.06 hereof (or such lesser number of days as shall be the maximum number of days possible if the payment date was not known to the Borrower until less than 40 days before the payment date), the Borrower shall calculate Net Cash Flow for the three month period ending on the last day of the third preceding month before such payment date and shall provide the Trustee and the Partnership (A) the analysis of such Net Cash Flow, (B) unaudited financial statements of the Project for such three month period and (C) a calculation of the amount of Contingent Interest and Deferred Interest then payable. Thus for example, if Contingent Interest is payable on April 1st in any year, and this payment date had been known at least 40 days in advance, no later than March 1st the Borrower shall calculate Net Cash Flow for the three month period ended January 31 of the same year.

                   (ii)  Notwithstanding the foregoing in
          clause (i):

                    (A)  except as may result from adjustments
               and reconciliation provided below in this paragraph (f), the period of time for which Net Cash Flow is measured for purposes of a payment date for Contingent Interest and Deferred Interest on any Bonds specified in paragraph (e)(2) of
               Section 3.06 hereof shall not include any time for which Net Cash Flow has been measured for purposes of a previous payment date for Contingent Interest and Deferred Interest on such Bonds specified in paragraph (e)(2) of Section 3.06 hereof, and

                    (B) the calculation of Net Cash Flow and the amount of Contingent Interest payable on the basis thereof on the Final Payment Date shall be reconciled and adjusted to give effect to (x) the actual amount of Net Cash Flow for the current calendar year (and the preceding calendar year if the Final Payment Date falls before delivery of the audit referred to in Section 3.06(f)(2) hereof in the current calendar year) up to but not including the Final Payment Date (such actual amount of Net Cash Flow being measured by the actual amount known as of the most recent possible date and an amount reasonably estimated to be earned between such date and the Final Payment
               Date) and (y) all Contingent Interest paid during the current calendar year (and the preceding calendar year if the Final Payment Date falls before delivery of the audit referred to in
               Section 3.06(f)(2) hereof in the current calendar
               year) in the manner described below in paragraph
               (f)(3) of this Section 3.06, except that any underpayments or overpayments of Contingent Interest shall be paid or refunded, as the case may be, on the Final Payment Date.

                  (iii) The amount of Net Cash Flow reflected in the analysis described above, as adjusted in the case of the analysis in connection with the Final Payment Date, shall provide the basis for the calculation of Contingent Interest payable on the basis of Net Cash Flow on each payment date therefor specified in paragraph (e)(2) of Section 3.06 hereof, except as provided below. The Trustee (if it has accepted the duties as Acting Party in Article VIII) or the Partnership may each request further substantiation of the Borrower's calculation of Net Cash Flow and may verify and correct as necessary the calculations thereof. If the Trustee or the Partnership do reasonably modify such calculation, the Trustee or Partnership shall notify the Borrower and the Trustee or Partnership (whoever did not initiate notice) of such reasonable modified calculations no later than ten Business Days before such payment date (or such lesser number of days as shall be the maximum number of days practicable if the Trustee or Partnership received the calculation of Net Cash Flow less than 30 days before the payment date) and such modified calculation shall be the basis of Contingent Interest payable on the basis of Net Cash Flow on the payment date. Except to the extent provided in this paragraph (f)(1) with respect to the Final Payment Date, the analysis and payment on the basis of Net Cash Flow described in this paragraph (f)(1) is intended to provide a preliminary payment of Contingent Interest on the basis of Net Cash Flow prior and subject to the adjustment and reconciliation process described in paragraphs (f)(2) and (f)(3) hereof.

               (2) No later than April 1 of each calendar year (up to and, unless the Final Payment Date falls before delivery of the audit, including the calendar year in which the Final Payment Date occurs), the Borrower shall provide to the Issuer, the Trustee and the Partnership an audit of the operations of the Project for the preceding calendar year prepared and certified by an Accountant acceptable to the Trustee and the Partnership in accordance with generally accepted auditing standards. The audit shall state the actual amount of the Net Cash Flow for that calendar year and shall calculate all Contingent Interest paid and payable from Net Cash Flow during such calendar year pursuant to this Section 3.06.

               (3)  The audit prepared in accordance with
          paragraph (f)(2) shall state the amount of Contingent Interest payable and paid during the subject calendar year. If the amounts of Contingent Interest payable on the basis of Net Cash Flow (measured on the basis of actual Net Cash Flow for such calendar year according to the audit) exceeded the amount paid, then there shall be payable, without interest, to the Owners of the Bonds any such payable and unpaid amounts on the payment date for Contingent Interest and Deferred Interest specified in paragraph (e)(2) of this Section
          3.06 immediately following the receipt of the audit by the Trustee and the said Owners. If the amount of Contingent Interest payable on the basis of Net Cash Flow (measured on the basis of actual Net Cash Flow for such calendar year according to the audit) is less than the amount actually paid, the Partnership shall notify the Trustee of such overpaid amount which the Trustee shall credit against any other interest payments (whether Base Interest or Contingent Interest) or other payments due under this Indenture to the Owners of the Bonds on the Bond Payment Date (or Bond Payment Dates) immediately following the receipt by the Trustee and the said Owners of the audit and the Owners shall not be required to refund any such amount unless the crediting does not exhaust the overpayment, in which case the balance of the overpayment will be refunded by the Owners to the Trustee on the Final Payment Date. Such payment or crediting shall be for the account of the Owners of record on the date such payment or crediting is made. On the Final Payment Date the Trustee shall credit to the loan payments due from the Borrower the amount of any overpayment repaid by the Owners.

               (4)  The Issuer and the Trustee (unless the
          Trustee has accepted the duties of the Acting Party specified in Section 8.01 hereof) may conclusively rely on the determinations by the Borrower and Partnership herein, and shall not have any responsibility therefor."


                                ARTICLE III

                   AMENDMENTS TO ARTICLE IV OF INDENTURE

          Section 3.01.  Amendments.  (a)  Section 4.01 of the
Indenture is hereby amended by adding a new subsection (i) to read as follows:

          "(i) subject to the proviso stated at the end of this clause (i), in whole on January 1, 2006 (the "Redemption Date") if there has been filed with the Trustee not less than ninety (90) days before the Redemption Date an irrevocable commitment from a financial or commercial institution regularly engaged in the business of making commercial or residential mortgage loans by which such institution, subject to closing conditions specified therein to which the Borrower does not unreasonably object after written notice thereof and an opportunity for review, irrevocably commits to extend financing to the Borrower on or before the Redemption Date for the purpose of refinancing the Bonds on terms that include the terms listed below and other terms to which the Borrower does not unreasonably object after written notice thereof and an opportunity for review (the "Proposed Refinancing"):

          (A)  term to maturity of not less than three years,

          (B) annual interest rate not to exceed 7.75% per annum and annual interest and principal amortization (not including principal payment at maturity), in the aggregate, also not in excess of 7.75% per annum (and no other form of interest including contingent or participating),

          (C) security limited to a first mortgage on the Project and assignment of rents and leases,

          (D) the Borrower will not be obligated (i) to pay fees and closing costs in connection with the refinancing in excess of 1% of the principal amount of the Bonds then outstanding or (ii) make further investment in the Project or post additional collateral or guarantees, and

          (E)  non-recourse to Borrower.

     provided, however, that this redemption shall not take place if the Proposed Refinancing is not consummated on or before the scheduled redemption date. It shall be deemed reasonable for Borrower to object to the Proposed Financing if the Proposed Financing varies materially and adversely to the Borrower from the terms of financing provided by the Bonds, except as set forth above.

          (b) Section 4.01(h) of Article IV of the Indenture is hereby deleted.

          (c) Section 4.03 is hereby amended by replacing each Redemption Price in the table except the Redemption Price for 1996 and thereafter with the number 100% and by adding the following sentence at the end thereof: "It is the intent of this Section that the interest payable upon a redemption of Bonds shall be equal to and not exceed interest due on the Bonds as of the redemption date, as if the redemption date were a regularly scheduled Interest Payment Date for interest payable under the applicable circumstances.

                                ARTICLE IV

                  ACCRUED AND UNPAID INTEREST ON
                  THE BONDS THROUGH THE EFFECTIVE DATE

          Section 4.01. Certain Accrued and Unpaid Interest Abrogated. Notwithstanding anything else in the Indenture or anywhere else, any accrued and unpaid interest on the Bonds and any interest on the Bonds otherwise established but not paid, including any Contingent Interest or Deferred Interest on the Bonds established on or before the Effective Date, whether payable before, on or after the Effective Date, in excess of $500,000 is hereby abrogated and discharged effective on and as of the Effective Date.

                                 ARTICLE V

                AMENDMENT TO SECTION 6.05 OF THE INDENTURE

          Section 5.01. Amendment to Section 6.05. Section 6.05 of the Indenture is hereby amended to read in its entirety as follows:

          Section 6.05. Replacement Reserve Fund. There shall be deposited in the Replacement Reserve Fund all moneys received by the Trustee from the Borrower pursuant to
     Section 2.2(g) to the Loan Agreement. Moneys in the Replacement Reserve Fund shall be disbursed to the Borrower to be applied to repairs of or replacements in part of the Project (which shall include, without limitation, painting, carpeting, appliances, heating/ventilating/air conditioning systems and improvements (other than improvements to which the Owner reasonably objects as being new (as opposed to a replacement) and in the nature of cosmetic)), upon receipt of a written request of the Borrower, upon which the Trustee may conclusively rely, specifying the purposes for and amounts of such disbursements; except that upon the occurrence and continuance of an Event of Default hereunder and an acceleration of the Bonds pursuant thereto, all moneys and investments in the Replacement Reserve Fund (other than moneys held to pay costs required to be paid but not yet payable) shall be transferred to the Revenue Fund and applied to the payment of the Bonds. Before funding any disbursement request from the Replacement Reserve Fund, the Trustee shall obtain the Owner's approval; the Trustee shall inform the Owner of the disbursement request in writing and if the Owner does not reasonably object within fifteen (15) days thereafter, the Owner shall be deemed to have approved the request. Upon the payment in full of the Bonds and the fees and expenses of the Issuer and the Trustee (including those incurred in connection with a remarketing of the Bonds), any amounts remaining in the Replacement Reserve Fund shall be paid to the Borrower as soon as practicable upon its request therefor.
                                ARTICLE VI

              EFFECTIVE DATE OF FIRST SUPPLEMENTAL INDENTURE

          Section 6.01.  Effective Date.  The terms and
provisions of this First Supplemental Indenture shall take effect on January __, 1994.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed in their respective names, all as of the date and year first above written.

                              INDUSTRIAL DEVELOPMENT AUTHORITY
                              OF THE CITY OF KANSAS CITY,
                              MISSOURI


                              By

[SEAL]

Attest:





                                   BOATMEN'S FIRST NATIONAL BANK
                                   OF KANSAS CITY, as SUCCESSOR
                                   IN INTEREST for THE MERCHANTS
                                   BANK,
                                     as Trustee


                                   By

          The Summit Tax Exempt L.P. II, as sole owner of all of
the Bonds referred to in the foregoing First Supplemental
Indenture, does hereby consent to the adoption and effectiveness
of the same on and as of          , 199 .



                                   SUMMIT TAX EXEMPT L.P. II

                                   By:  Related Tax Exempt
                                          Associates II, Inc.,
                                        a general partner


                                   By:


                                     Name:

                                     Title:



                                   By:  Prudential-Bache
                                          Properties, Inc.,
                                        a general partner


                                   By:

                                      Name:

                                      Title:
          Lakes Project Investors, Inc., the Borrower referred to
in the foregoing First Supplemental Indenture, does hereby
consent to the adoption and effectiveness of the same on and as
of             , 199 .
                                   LAKES PROJECT INVESTORS, INC.
                                   By:
                                      Name:
                                      Title:
                                                                  EXHIBIT A

                           REVISED FORM OF BOND